EXHIBIT 23.6

CONSENT OF SRK CONSULTING (CANADA) INC. (“SRK”)

In connection with the Contango Silver & Gold Inc. Registration Statement on Form S-3 being filed with the Securities and Exchange Commission and any amendments or supplements and/or exhibits thereto (the “Shelf Registration Statement”), the undersigned consents to the following:

i.

the filing and use of the technical report summary titled “SEC Technical Report Summary Initial Assessment of the Johnson Tract Polymetallic (Gold, Zinc, Copper, Silver, Lead) Project, Alaska” (the “TRS”), with an effective date of May 12, 2025, as amended on January 12, 2026, as an exhibit to and referenced in the Shelf Registration Statement;

ii.

the incorporation by reference of the TRS in the Registration Statements of Contango ORE, Inc. on Form S-3 (Nos. 333-280509, 333-283285 and 333-294720) and Form S-8 (Nos. 333-172448, 333-222117, 333-235865, 333-268379, 333-275601 and 333-294803) (the “Existing Registration Statements” and collectively with the Shelf Registration Statement, the “Registration Statements”);

iii.

the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS and the Registration Statements; and

iv.

any extracts from or summaries of the TRS included or incorporated by reference in the Registration Statements, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, to the extent that any extract or summary of the TRS were prepared by us or we supervised their preparation, and that either the extract, the summary or the use of the TRS or portions thereof were reviewed and approved by us, that is included or incorporated by reference in the Registration Statements.

Dated: June 19, 2026

By:	/s/ SRK Consulting (Canada) Inc.
Name:	SRK Consulting (Canada) Inc.